NEWS RELEASE
Sylvamo Releases Fourth-Quarter Results
with Robust Earnings and Cash Flow
MEMPHIS, Tenn. – Feb. 11, 2022 – Sylvamo (NYSE: SLVM), the world’s paper company, released fourth-quarter 2021 earnings.

Message from the Chairman and Chief Executive Officer
“During our first quarter as a stand-alone company, we delivered strong earnings and generated significant cash,” said Jean-Michel Ribiéras. “Our fourth-quarter adjusted EBITDA was $170 million, reflecting strong commercial and operational performances globally. We generated $162 million of free cash flow, which we used to pay down debt by $124 million and increase cash on hand by $48 million. We also achieved a gross debt-to-adjusted EBITDA ratio of 2.4x, strengthening our balance sheet and increasing our flexibility to increase shareowner value.
“Momentum is strong heading into 2022 despite input cost, labor and supply chain challenges. We are well positioned to increase our earnings and generate strong cash flow in 2022. We project first-quarter adjusted EBITDA of $180 to $190 million and adjusted operating earnings per share of $1.70 to $1.90. We remain focused on generating strong free cash flow, further reducing debt and creating long-term stakeholder value.”

Fourth-Quarter Highlights
•Net income of $62 million ($1.41 per diluted share) compared with $92 million ($2.09 per pro forma share1) in the third quarter of 2021
•Adjusted operating earnings2 (non-GAAP) of $75 million ($1.71 per diluted share) compared with $100 million ($2.27 per pro forma share) in the third quarter of 2021
•Adjusted EBITDA3 (non-GAAP) of $170 million (17.5% margin) compared with $177 million (19.5% margin) in the third quarter of 2021
•Free cash flow4 (non-GAAP) of $162 million compared with $135 million in the third quarter of 2021

Fourth-Quarter Commercial and Operational Highlights
•Price and mix improved by $41 million versus the prior quarter and volume improved by $14 million, reflecting solid industry fundamentals and continued commercial excellence performance by our teams
•Operations improved by $2 million and total planned maintenance outage expenses increased by $24 million versus the prior quarter
•Input costs increased by $39 million versus the prior quarter, reflecting higher costs for wood, energy, chemicals, packaging and distribution
•Adjusted EBITDA margins for Europe, Latin America and North America were 9%, 35% and 13%, respectively, with Europe and North America margins being impacted by maintenance outages in those regions
•Repaid $124 million of debt, achieving a gross debt-to-adjusted EBITDA ratio of 2.4x at year-end

First-Quarter Outlook
•Price and mix are expected to improve by $35 to $40 million compared to the fourth quarter, reflecting continued realization of prior price increases in all regions
•Volume is expected to be down by $13 to $18 million, reflecting seasonally weaker demand in Latin America and Eastern Europe
•Operations and costs are expected to increase by $18 to $20 million, reflecting the non-repeat of $7 million favorable overhead benefits and environmental credits in Europe and a $10 million favorable North America LIFO adjustment, both in the fourth quarter
•Input and transportation costs are projected to increase by $18 to $23 million due to higher fiber, chemicals and transportation costs
•Total maintenance outage expenses are projected to decrease by $31 million, reflecting fewer outages during the winter months in the northern hemisphere
•We also project $8 million in costs related to transition service agreements in the quarter and $15 million of one-time costs (transition service agreements cost are not included in adjusted EBITDA and one-time costs are not included in adjusted EBITDA and adjusted operating earnings)

Management Summary
Global industry demand continued to recover and we expect this to continue in 2022 as more white-collar workers return to their offices. We expect our first-quarter volume to be down with seasonally weaker demand in Latin America.
Throughout the fourth quarter, we continued to realize prior price increases. In the first quarter, we expect price and mix to further improve, reflecting continued realization of prior price increases in all three regions and our focus on commercial excellence. Our improved price and mix allowed us to offset significant cost increases for wood, chemicals, energy and freight. We expect incremental input and transportation cost inflation in the first quarter.
Our mills ran well and we executed extensive maintenance outages in our Eastover and Saillat mills safely, efficiently and on budget. We expect higher first-quarter operating expenses, reflecting the absence of the fourth-quarter benefits described in the first-quarter outlook. Maintenance outage expenses will decline significantly in the first quarter since we tend to avoid maintenance outages in the northern hemisphere during the coldest months.
Reflecting our commitment to financial discipline, we repaid $124 million of debt and increased our cash balance by $48 million in the fourth quarter. Our strong fourth-quarter cash generation included an approximate $65 million benefit because we were not required to pay International Paper for Georgetown and Riverdale distribution center inventories until 2022. We will make $77 million in required inventory payments in monthly installments over the first six months of this year. We also intend to continue to reduce debt.
Most importantly, we appreciate the contributions of our more than 7,500 colleagues, who worked safely and continued to operate through the significant challenges posed by the global pandemic and supply chain bottlenecks. We are also grateful for our customers and their patience as we navigate the challenging supply chain conditions.
1 At the date of distribution of Sylvamo common shares by International Paper to its shareholders on Oct. 1, 2021, Sylvamo had 43,949,277 total common shares outstanding. The calculation of pro forma earnings per share for each period presented utilizes the common shares at the date of distribution as the basis for the calculation of weighted average common shares outstanding for periods prior to the spinoff because, at that time, Sylvamo did not operate as a separate, stand-alone entity, and no shares or equity-based awards were outstanding prior to the date of distribution. This share count reflects a change from the prior period to reflect an immaterial adjustment to the number of outstanding shares held by International Paper on the spin-off record date.
2 Adjusted Operating Earnings (non-GAAP) are net earnings (GAAP) excluding net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. For more information regarding net special items, see the information under the heading Effects of Special Items and the Condensed Combined Statement of Operations and related notes included later in this release.
3 Adjusted EBITDA (non-GAAP) is net income (loss) (GAAP) excluding the sum of income taxes, net interest (income) expense, depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, special items. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. For more information regarding net special items, see the information under the heading Effects of Special Items and the Condensed Combined Statement of Operations and related notes included later in this release.
4 Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners in the future. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020	Full-Year 2021	Full-Year 2020
Net Sales	$972	$908	$796	$3,502	$3,009
Net Income (Loss)	62	92	65	331	170
Business Segment Operating Profit	123	137	71	429	204
Adjusted Operating Earnings	75	100	69	305	178
Adjusted EBITDA	170	177	112	594	373
Cash Provided By (Used For) Operating Activities	184	157	134	549	359
Free Cash Flow (1)	162	135	118	473	284
(1) Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operating activities, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

Segment Information
Sylvamo uses business segment operating profits to measure the earnings performance of its businesses and is calculated as set forth in footnote (g) under the "Sales and Earnings by Business Segment" table (page 8). Full-year and fourth-quarter 2021 net sales by business segment and operating profit (loss) by business segment compared with full-year 2020, the third quarter of 2021 and the fourth quarter of 2020 are as follows:

Business Segment Results

(In millions)	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020	Full-Year 2021	Full-Year 2020
Net Sales by Business Segment
Europe	$297	$262	$239	$1,040	$921
Latin America	229	200	198	786	632
North America	463	447	376	1,718	1,490
Corporate and Inter-segment Sales	(17)	(1)	(17)	(42)	(34)
Net Sales	$972	$908	$796	$3,502	$3,009
Operating Profit (Loss) by Business Segment
Europe	$16	$40	$15	$98	$77
Latin America	64	44	38	195	84
North America	43	53	18	136	43
Total Business Segment Operating Profit	$123	$137	$71	$429	$204
Operating profits in the fourth quarter of 2021:
Europe - $16 million compared with $40 million in the third quarter of 2021. Earnings were lower as higher average sales prices were more than offset by higher planned maintenance outage expenses and higher input costs.
Latin America - $64 million compared with $44 million in the third quarter of 2021. Earnings were higher as higher average sales prices and volumes more than offset higher input costs.
North America - $43 million compared with $53 million in the third quarter of 2021. Earnings were lower as higher average sales prices were offset by higher planned maintenance outage expenses and higher input costs.

Earnings Webcast
The company will host an audio webcast at 10 a.m. EST / 9 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.
Parties who wish to participate should call +1-855-982-8078 (U.S.) or +1-469-886-1931 (international). The conference ID number is 7459224. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CST.

Replays are available at investors.sylvamo.com for one year and by phone for 90 days, approximately two hours after the call. To listen to the replay by phone, call +1-855-859-2056 and use conference ID number 7459224.
Investor Contact: Hans Bjorkman, 901-419-3525, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-419-4436, adam.ghassemi@sylvamo.com
About Sylvamo
Sylvamo Corporation (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.
Effective Tax Rate
The reported effective tax rate for the fourth quarter of 2021 was 38%, compared to 24% for the third quarter of 2021. The higher rate for the fourth quarter was due to a $9 million expense resulting from a valuation allowance on French deferred tax assets.
Excluding special items, the operational effective tax rate for the fourth quarter of 2021 was 29%, compared with 26% for the third quarter of 2021. The higher operational effective tax rate in the fourth quarter is primarily due to $2 million of withholding taxes on Russian dividends during the quarter.
Effects of Special Items
Net special items in the fourth quarter of 2021 amount to a net after-tax charge of $13 million ($0.30 per diluted share) compared with net after-tax charge of $8 million ($0.18 per pro forma share) in the third quarter of 2021. For more information see the information under the Consolidated and Combined Statement of Operations and related notes included later in this release.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including our projected adjusted EBITDA and adjusted operating earnings per share for the first quarter, the information under the heading “First-Quarter Outlook” and expectations stated under the heading “Management Summary.” Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading “Risk Factors” in our Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Consolidated and Combined Statement of Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,				Three Months Ended September 30, 2021		Twelve Months Ended December 31,
	2021		2020				2021		2020
Net Sales	$972		$796		$908		$3,502		$3,009
Costs and Expenses
Cost of products sold	678		539	(h)	587	(e)	2,315	(c)	2,101	(h)
Selling and administrative expenses	67	(a)	59		47		213	(a)	209
Depreciation, amortization and cost of timber harvested	35		37		37		143		154
Distribution expenses	70		86		98		346		321
Taxes other than payroll and income taxes	5		8		9		27		30
Interest (income) expense, net	17		(1)		10	(f)	(2)	(d)	(4)	(i)
Income (Loss) Before Income Taxes	100		68		120		460		198
Income tax provision (benefit)	38	(b)	3		28	(g)	129	(b)	28
Net Income (Loss)	$62		$65		$92		$331		$170
Earnings Per Share - Basic and Diluted	$1.41		$1.48		$2.09		$7.53		$3.87
Average Shares of Common Stock Outstanding - Diluted	44		44		44		44		44
The accompanying notes are an integral part of this consolidated and combined statement of operations.
Three Months and Twelve Months Ended December 31, 2021
(a)Includes net pre-tax loss of $6 million ($4 million after taxes) for the three months and twelve months ended December 31, 2021, for one-time costs associated with the spin-off.
(b)Includes $9 million of tax expense related to establishing a valuation allowance on France deferred tax assets for the three months ended December 31, 2021, which was offset for the twelve months ended December 31, 2021 by a net $2 million tax benefit associated with a favorable Brazil court ruling that certain interest income is nontaxable.
(c)Includes net pre-tax income of $35 million ($23 million after taxes) for the twelve months ended December 31, 2021, for the accrual of a foreign value-added tax refund in Brazil.
(d)Includes net pre-tax income of $20 million ($14 million after taxes) for the twelve months ended December 31, 2021, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.
Three Months Ended September 30, 2021
(e)Includes pre-tax loss of $7 million ($5 million after taxes) for the three months ended September 30, 2021, to adjust the accrual of a foreign value-added tax refund in Brazil.
(f)Includes pre-tax loss of $8 million ($5 million after taxes) for the three months ended September 30, 2021, to adjust interest income associated with the accrual of a foreign value-added tax refund in Brazil.
(g)Includes a net $2 million tax benefit for three months ended September 30, 2021 associated with a favorable Brazil court ruling that certain interest income is nontaxable.
Three Months and Twelve Months Ended December 31, 2020
(h)Includes net pre-tax loss of $4 million ($4 million after taxes) for the three months ended December 31, 2020, and net pre-tax loss of $10 million ($9 million after taxes) for the twelve months ended December 31, 2020, for the accrual of a foreign value-added tax expense in Brazil and an environmental reserve adjustment in Russia.
(i)Includes net pre-tax income of $2 million ($1 million after taxes) for the twelve months ended December 31, 2020, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.

SYLVAMO CORPORATION
Reconciliation of Net Income (Loss) to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30, 2021	Twelve Months Ended December 31,
	2021	2020		2021	2020
Net Income (Loss)	$62	$65	$92	$331	$170
Add back: Net Special items expense (income)	13	4	8	(26)	8
Adjusted Operating Earnings	$75	$69	$100	$305	$178

	Three Months Ended December 31,		Three Months Ended September 30, 2021	Twelve Months Ended December 31,
	2021	2020		2021	2020
Diluted Earnings per Common Share as Reported	$1.41	$1.48	$2.09	$7.53	$3.87
Add back: Net Special items expense (income)	0.30	0.09	0.18	(0.59)	0.18
Adjusted Operating Earnings per Share	$1.71	$1.57	$2.27	$6.94	$4.05

The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the effect of items considered by management to be unusual (net special items) as reflected in the Consolidated and Combined Statement of Operations and related notes included in this release from the earnings reported under GAAP. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated and combined operating results. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of operations by quarter. Net income (loss) is the most directly comparable GAAP measure.
Since earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of the respective quarters.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2021	Twelve Months Ended December 31,
	2021	2020		2021	2020
Net Income (Loss)	$62	$65	$92	$331	$170
Adjustments:
Income tax provision (benefit)	38	3	28	129	28
Interest (income) expense, net	17	(1)	10	(2)	(4)
Depreciation, amortization and cost of timber harvested	35	37	37	143	154
Stock-based compensation	4	4	3	14	15
Transition service agreement expense	8	—	—	8	—
Net Special items expense (income)	6	4	7	(29)	10
Adjusted EBITDA	$170	$112	$177	$594	$373
Net Sales	$972	$796	$908	$3,502	$3,009
Adjusted EBITDA Margin	17.5%	14.1%	19.5%	17.0%	12.4%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2021
	2021	2020
Adjusted EBITDA	$170	$112	$177
Europe	27	24	49
Latin America	81	54	59
North America	62	34	69
Total Business Segment Adjusted EBITDA	$170	$112	$177
Net Sales (excluding Corporate and Inter-segment Sales)	$989	$813	$909
Europe	297	239	262
Latin America	229	198	200
North America	463	376	447
Total Business Segment Net Sales	$989	$813	$909
Adjusted EBITDA Margin
Europe	9%	10%	19%
Latin America	35%	27%	30%
North America	13%	9%	15%

The Company calculates Adjusted EBITDA (non-GAAP) by excluding the sum of income taxes, net interest (income) expense, depreciation, amortization and cost of timber harvested, transition services agreements expense, stock-based compensation, as well as the after-tax effect of items considered by management to be unusual (net special items) as reflected in the Consolidated and Combined Statement of Operations and related notes included in this release from the earnings reported under GAAP. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of its operations. Net income (loss) is the most directly comparable GAAP measure.

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2021	Twelve Months Ended December 31,
	2021	2020		2021	2020
Europe	$297	$239	$262	$1,040	$921
Latin America	229	198	200	786	632
North America	463	376	447	1,718	1,490
Corporate and Inter-segment Sales	(17)	(17)	(1)	(42)	(34)
Net Sales	$972	$796	$908	$3,502	$3,009
Operating Profit (Loss) by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30, 2021		Twelve Months Ended December 31,
	2021		2020				2021		2020
Europe	$16		$15		$40		$98		$77
Latin America	64		38		44		195		84
North America	43		18		53		136		43
Total Business Segment Operating Profit	$123		$71		$137		$429		$204

Income (Loss) Before Income Taxes	$100		$68		$120		$460		$198
Interest (income) expense, net	17		(1)		10	(c)	(2)	(b)	(4)	(e)
Other special items, net	6	(a)	4	(f)	7	(d)	(29)	(a)	10	(f)
Business Segment Operating Profit (g)	$123		$71		$137		$429		$204
Three Months and Twelve Months Ended December 31, 2021
(a)Includes net pre-tax loss of $6 million ($4 million after taxes) for the three months and twelve months ended December 31, 2021, for one-time costs associated with the spin-off, offset by net pre-tax income of $35 million ($23 million after taxes) for the twelve months ended December 31, 2021, for the accrual of a foreign value-added tax refund in Brazil.
(b)Includes net pre-tax income of $20 million ($14 million after taxes) for the twelve months ended December 31, 2021, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.
Three Months Ended September 30, 2021
(c)Includes net pre-tax loss of $8 million ($5 million after taxes) for the three months ended September 30, 2021, to adjust interest income associated with the accrual of a foreign value-added tax refund in Brazil.
(d)Includes net pre-tax loss of $7 million ($5 million after taxes) for the three months ended September 30, 2021, to adjust the accrual of a foreign value-added tax refund in Brazil.
Three Months and Twelve Months Ended December 31, 2020
(e)Includes net pre-tax income of $2 million ($1 million after taxes) for the twelve months ended December 31, 2020, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.
(f)Includes net pre-tax loss of $4 million ($4 million after taxes) for the three months ended December 31, 2020, and net pre-tax loss of $10 million ($9 million after taxes) for the twelve months ended December 31, 2020, for the accrual of a foreign value-added tax expense in Brazil and an environmental reserve adjustment in Russia.
(g)As set forth in the chart above, business segment operating profit is defined as income (loss) before income taxes, but excluding net interest (income) expense and other special items, net. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

SYLVAMO CORPORATION
Consolidated and Combined Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and Temporary Investments	$180	$95
Accounts and Notes Receivable, Net	490	621
Contract Assets	29	24
Inventories	342	342
Other current assets	67	37
Total Current Assets	1,108	1,119
Plants, Properties and Equipment, Net	885	974
Forestlands	278	293
Goodwill	132	143
Right of Use Assets	41	46
Deferred Charges and Other Assets	153	336
Total Assets	$2,597	$2,911
Liabilities and Equity
Current Liabilities
Accounts Payable	$511	$284
Notes Payable and Current Maturities of Long-Term Debt	42	4
Accrued Payroll and Benefits	51	68
Other Current Liabilities	154	134
Total Current Liabilities	758	490
Long-Term Debt	1,358	22
Deferred Income Taxes	169	170
Other Liabilities	130	117
Equity
Parent Company Investment	—	3,592
Common Stock	44	—
Paid-In Capital	4	—
Retained Earnings	1,935	—
Accumulated Other Comprehensive Loss	(1,801)	(1,480)
Total Equity	182	2,112
Total Liabilities and Equity	$2,597	$2,911

SYLVAMO CORPORATION
Consolidated and Combined Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2021	2020
Operating Activities
Net income (loss)	$331	$170
Depreciation, amortization and cost of timber harvested	143	154
Deferred income tax provision (benefit), net	(6)	(49)
Stock-based compensation	14	15
Changes in operating assets and liabilities and other
Accounts and notes receivable	(118)	60
Inventories	19	71
Accounts payable and accrued liabilities	214	(46)
Other	(48)	(16)
Cash Provided By (Used For) Operating Activities	549	359
Investment Activities
Invested in capital projects	(76)	(75)
Cash pool arrangements with Parent	202	(5)
Other	1	1
Cash Provided By (Used For) Investment Activities	127	(79)
Financing Activities
Net transfers (to) from Parent	(456)	(340)
Special payment to Parent	(1,520)	—
Issuance of debt	1,501	—
Reduction of debt	(130)	(10)
Other	16	—
Cash Provided By (Used for) Financing Activities	(589)	(350)
Effect of Exchange Rate Changes on Cash	(2)	30
Change in Cash and Temporary Investments	85	(40)
Cash and Temporary Investments
Beginning of the period	95	135
End of the period	$180	$95

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2021	Twelve Months Ended December 31,
	2021	2020		2021	2020
Cash Provided By (Used For) Operating Activities	$184	$134	$157	$549	$359
Adjustments:
Cash invested in capital projects	(22)	(16)	(22)	(76)	(75)
Free Cash Flow	$162	$118	$135	$473	$284

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners in the future. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

Reconciliation of Net Income (Loss) to Adjusted EBITDA - 2022 Outlook
Estimates
(In millions)

Three Months Ended March 31, 2022

Net Income (Loss)	$65 - $73
Adjustments:
Income tax provision (benefit)	33 - 35
Interest (income) expense, net	18
Depreciation, amortization and cost of timber harvested	37
Stock-based compensation	4
Transition service agreement expense	8
Net Special items expense (income)	15
Adjusted EBITDA	$180 - $190

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings - 2022 Outlook
Estimates
(In millions, except per share amounts)

Three Months Ended March 31, 2022

Net Income (Loss)	$65 - $73
Add back: Net Special items expense (income)	10
Adjusted Operating Earnings	$75 - $83

Three Months Ended March 31, 2022

Diluted Earnings per Common Share	$1.48 - $1.66
Add back: Net Special items expense (income)	0.23
Adjusted Operating Earnings per Share	$1.70 - $1.90

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.